Exhibit 99.1

GTSI Names Jeremy Wensinger Chief Operating Officer

HERNDON, VA – GTSI Corp., a leading provider of information technology to federal, state and local governments, announced today that Jeremy Wensinger has been named Chief Operating Officer for the company. Reporting to the company’s chief executive officer, Mr. Wensinger will be responsible for core operational activities of the company.

Mr. Wensinger brings to the position more than 20 years of executive experience in the technology sector, having most recently served as President of Cobham Defense Systems, which designs, develops and manufactures critical technology for network centric and intelligence operations. In that role, he was responsible for leading more than 5,300 employees in the areas of engineering, operations, business development and strategic marketing. Previously, he served as Group President, Government Communication Systems for the Harris Corporation, where he led the company’s civil agency, intelligence agency and technical services programs.

“Jeremy is a proven business leader who will enhance the effectiveness and efficiency of GTSI’s operational performance,” said Sterling Phillips, GTSI’s Chief Executive Officer. “His expertise in the information technology sector of Federal contracting is a welcome addition that strengthens our management team.”

About GTSI Corp.

GTSI (NASDAQ: GTSI) is a leading provider of technology solutions and professional services to federal, state, and local governments. Founded in 1983, the company has helped meet the unique IT needs of more than 1,700 governmental agencies nationwide. GTSI professionals draw on their deep knowledge, strategic partnerships, customer service and more than 740 industry certifications to guide agencies in selecting the most cost-effective technology available. GTSI has extensive capabilities and past performance in software development, data center, networking, collaboration, security and cloud computing solutions. In addition, GTSI’s advanced engineering, integration, support and financial services — and broad portfolio of contracts — ease the planning, purchasing and deployment of solutions, and facilitates the management of mission-critical IT throughout the lifecycle. Headquartered in Herndon, Va., GTSI has more than 500 employees. For more information visit the company’s website at www.gtsi.com.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.

Contact:
Brian Talbot
Director of Marketing
GTSI
703-502-2301
Brian.Talbot@GTSI.com

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